EXHIBIT 5.1

Nicholas J. Chulos Executive Vice President, Chief Legal Officer and Corporate Secretary	8750 West Bryn Mawr Avenue Suite 1300 Chicago, Illinois 60631 Direct Dial: 773.765.7499 Email: nick.chulos@oldnational.com

August 13, 2024

Old National Bancorp
One Main Street

Evansville, IN 47708

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National Bancorp, an Indiana corporation (the “Company”), and am providing this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers 3,000,000 shares of common stock, without par value, of the Company (the “Shares”) for possible distribution pursuant to the terms and conditions of the Stock Purchase and Dividend Reinvestment Plan of the Company (the “Dividend Reinvestment Plan”), as set forth in the Registration Statement.

For purposes of this opinion letter, I have examined the Dividend Reinvestment Plan, the Registration Statement, the Fifth Amended and Restated Articles of Incorporation of the Company, as currently in effect, the Amended and Restated By-Laws of the Company, as currently in effect, and the resolutions of the Company’s board of directors authorizing the filing of the Registration Statement. I have also examined originals, or copies certified or otherwise authenticated to my satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as I have deemed necessary as a basis for the opinion hereinafter expressed and have reviewed such matters of law as I have deemed relevant hereto.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed the legal capacity of all natural persons and the genuineness of all signatures, including electronic signatures.

Based upon and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, I advise you that, in my opinion, all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares pursuant to the Dividend Reinvestment Plan and that, when the Shares are issued and sold as contemplated in the Registration Statement and pursuant to the terms and conditions of the Dividend Reinvestment Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Indiana, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter speaks only as of the date the Registration Statement becomes effective under the Act, and I assume no obligation to revise or supplement this opinion letter thereafter. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nicholas J. Chulos

Nicholas J. Chulos
Executive Vice President,
Chief Legal Officer and Corporate Secretary

2